Exhibit 4.1(b)

DESCRIPTION OF COMMON STOCK

The following summary of the common stock, no par value per share (the “common stock”), of Atmos Energy Corporation (the “Company”) is based on and qualified by reference to, the Company’s Restated Articles of Incorporation filed in Texas and Virginia (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of the Company’s equity securities, including its common stock, refer to the Articles of Incorporation and Bylaws, each of which are filed as exhibits to this Annual Report on Form 10-K.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, no par value. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of common stock may be required by law or our Articles of Incorporation, an act of the shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote on a matter and represented in person or by proxy at a meeting at which a quorum is present. The power to alter, amend or repeal the Bylaws, and to adopt new Bylaws, is vested in our Board of Directors, subject to repeal or change by the affirmative vote of the holders of 75 percent of the outstanding shares of common stock entitled to vote thereon. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

Broadridge Corporate Issuer Solutions, Inc. is the registrar and transfer agent for our common stock.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ATO.”

Charter and Bylaws Provisions

Some provisions of our Articles of Incorporation and Bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer you to our Articles of Incorporation and Bylaws for more information.

Cumulative Voting. Our Articles of Incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

Removal of Directors. Our Articles of Incorporation and Bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75 percent of the shares then entitled to vote at an election of directors.

Fair Price Provisions. Article VII of our Articles of Incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which, alone or together with its affiliates or associates, owns or controls 10 percent or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10 percent shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10 percent shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75 percent of the outstanding shares of voting capital stock held by our shareholders other than the 10 percent shareholder, unless a majority of the directors who were members of our board immediately prior to the time the 10 percent shareholder involved in the proposed transaction became a 10 percent shareholder have either:

•expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10 percent shareholder to become a 10 percent shareholder; or

•approved the transaction either in advance of or subsequent to the 10 percent shareholder becoming a 10 percent shareholder.

The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75 percent of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10 percent shareholder, such action must also be approved by the affirmative vote of at least 75 percent of the outstanding shares of our voting capital stock held by the shareholders other than the 10 percent shareholder.

Shareholder Proposals and Director Nominations. Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws.

Shareholder proposals (other than those sought to be included in our proxy statement) must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was provided or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC’s proxy rules. To be included in our proxy statement for an annual meeting, our corporate secretary must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC and the written consent of the shareholder’s nominee to serve as a director.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.